China Aoxing Pharmaceutical Company Receives Government Approval for Increased Ownership of its Main Operating Subsidiary, Hebei Aoxing; Amends Terms of the Acquisition Agreement

NEW YORK, September 6, 2007 -- China Aoxing Pharmaceutical Company, Inc. (OTCBB: CAXG), a China-based pharmaceutical company specializing in analgesics and pain management products, including Oxycodone, Pholcodine, Naloxone, and Tilidine, announced today that the Chinese government has approved the Company’s acquisition of an additional 35% interest in Hebei Aoxing Pharmaceutical Group Co. Ltd. (“Hebei Aoxing”) from its Chairman and Chief Executive Officer, Mr. Zhenjiang Yue.  As the result of government approval, China Aoxing Pharmaceutical Company, Inc. is now permitted toown 95% of Hebei Aoxing, the main operating subsidiary of China Aoxing.  China Aoxing also announced that it has amended the agreement with Mr. Yue and any future obligation payment to Mr. Yue will be itemized as subordinated debt.

Currently, China Aoxing owns 60% of its main operating subsidiary, Hebei Aoxing, while Mr. Zhenjiang Yue and members of his family own 40%.   China Aoxing has an agreement with Mr. Yue, most recently disclosed in the 10-QSB filed on May 15, 2007, to purchase  an additional 35% interest in Hebei Aoxing for $3.08 million, in order to bring China Aoxing’s total interest in Hebei Aoxing to 95%.  The agreement had provided that the purchase price would consist of $1.28 million in cash and a long-term promissory note of $1.80 million.  However, in the recent amendment, Mr. Yue has agreed that China Aoxing should keep the full $3.08 million to be used for working capital and strategic development.  Therefore the amended agreement provides that the purchase price will be paid by delivery of a subordinated promissory note in the principal amount of $3.08 million, bearing interest at 5% per annum.

The amended agreement between Mr. Yue and China Aoxing provides that the purchase of the additional 35% interest will close only if China Aoxing obtains USD$5 million in capital between August 1, 2006 and September 14, 2008.  From August 1, 2006 until present, China Aoxing has not yet raised over USD$3,08 million.

Zhenjiang Yue, China Aoxing's Chairman and CEO, commented, "We are pleased to receive approval by the Chinese government to complete this transaction.  This acquisition will streamline our company’s capital structure, provide us with greater operating flexibility and maximize the equity interest of China Aoxing’s shareholders. This announcement speaks to the Company’s continued efforts and commitment to enhancing value for our shareholders.”

About China Aoxing Pharmaceutical Group

China Aoxing Pharmaceutical Company, Inc. (OTC Bulletin Board: CAXG) is a pharmaceutical company in China which specializes in research, development, manufacturing and distribution of a variety of analgesics and pain management products. Its operating subsidiary, Hebei Aoxing Pharmaceutical Group Co. Ltd, is a corporation organized under the laws of the People's Republic of China.  Hebei Aoxing is one of only a handful of companies in China to be granted the license to manufacture certain drugs including Oxycodone, Pholcodine, Naloxone, Tilidine, and is working closely with the Chinese government to assure availability throughout China.

Contact

Dr. Hui Shao

Senior Vice President

China Aoxing Pharmaceutical Company

201-420-1075

Ashley Ammon MacFarlane & Bill Zima

Integrated Corporate Relations, Inc.

203 682 8200